Exhibit 99.1

      EarthShell Corporation Files Form S-3; Nasdaq Notification

   SANTA BARBARA, Calif.--(BUSINESS WIRE)--Dec. 3, 2003-- EarthShell(R) Corporation (NASDAQ:ERTH), innovators of food service packaging designed with the environment in mind, today announced that it has filed a Form S-3 to register 246,309 shares of its common stock under the terms and obligations of warrants issued in connection with the Convertible Debentures due March 2006 which were issued on March 5, 2003 and provided net proceeds to the Company of approximately $10 million. The strike prices of the stock underlying the warrants are initially either $10.08, $7.20 or $6.00 per share. In addition, the Company has included for registration 169,584 shares of common stock which have been issued in satisfaction of certain outstanding accounts payable. None of the shares which are being registered are being sold by the Company or by its officers or directors.
   As noted in the Form S-3, the Company has been notified by Nasdaq that for the last 10 trading days of November, the market value of the Company's securities was below $35 million, which is one of the requirements for continued listing. The Company has until December 31, 2003 to regain compliance, which may be accomplished by the market value of the Company's stock trading above $35 million for 10 consecutive trading days, or alternatively, by having stockholders' equity of at least $2,500,000. If compliance cannot be demonstrated by December 31, Nasdaq staff will provide written notification to the Company, at which time, the Company may appeal the staff's determination to a Listing Qualifications Panel. The Company intends to continue to use every effort to maintain its listing.
   As previously reported, the Company was successful during the month of November in regaining compliance with another Nasdaq listing requirement, which required its stock to trade above $1 per share. The Company is not aware of any other listing issues or concerns.
   EarthShell Corporation is a development stage company engaged in the licensing and commercialization of proprietary composite material technology for the manufacture of foodservice disposable packaging, including cups, plates, bowls, hinged-lid containers, and sandwich wraps. In addition to certain environmental characteristics, EarthShell Packaging is designed to be cost and performance competitive compared to other foodservice packaging materials.

   For more information, please visit our website www.earthshell.com.

   This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties of other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's most recent Form 10-K and other documents filed by the Company with the Securities and Exchange Commission.

    CONTACT: EarthShell Corporation
             Media Inquiries:
             Cindy Eikenberg, 410-847-9420
             www.earthshell.com
                 or
             Capitoline Communications
             J.B. Hancock, 703-841-0626
             hancock@alcalde-fay.com
                 or
             Investor Inquiries:
             866-438-3784
             investor@earthshell.com